UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2020

Newgioco Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-39170	33-0823179
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Adelaide Street West, Suite 701

Toronto, Ontario M5H 2K4, Canada

(Address of Principal Executive Offices)

+39 391 306 4134

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NWGI	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item2.02	Results of Operation and Financial Condition

Newgioco Group, Inc. (the “Company”) is reporting its expectations with respect to certain of its unaudited results for the three and six months period ended June 30, 2020 based upon management estimates. The estimates set forth below were prepared based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business and economic conditions and competitive uncertainties and contingencies, many of which are beyond the Company’s control. This summary is not meant to be a comprehensive statement of the Company’s unaudited financial results for this period and the Company’s actual results may differ from these estimates.

Due to the lack of sporting events, resulting from the COVID-19 pandemic, from approximately March 15, 2020 through June 30, 2020, the Company experienced an unprecedented decrease in overall revenue. With the commencement of sporting events in June 2020, the Company is experiencing an increase in revenue in the third quarter of 2020 to date. On a preliminary unaudited basis, the Company expects the Company’s revenue for the three months ended June 30, 2020 to be between $4.3 million and $5.3 million, as compared to revenue of approximately $9.1 million for the three months ended June 30, 2019 and the Company’s revenue for the six months ended June 30, 2020 to be between $14.5 million and $15.5 million as compared to revenue of approximately $18.4 million for the six months ended June 30, 2019. The Company expects the decrease in revenue to be offset by a decrease in selling expenses for the three months ended June 30, 2020, which the Company estimates to be between $3.5 million and $4.5 million, compared to approximately $6.3 million for the three months ended June 30, 2019, and between $9.7 million and $10.7 million for the six months ended June 30, 2020, as compared to approximately $13.7 million for the six months ended June 30, 2019. The estimates of revenue and selling expenses are the Company’s preliminary estimates based on currently available information and they do not present all necessary information for an understanding of the Company’s financial condition as of June 30, 2020 or the Company’s results of operations for the three and six months ended June 30, 2020. As the Company completes the process of the Company’s quarter-end financial close and finalizes the Company’s second quarter 2020 unaudited financial statements, the Company will be required to make significant judgments in a number of areas that may result in the estimates provided herein being different than the final financial information. The preliminary estimates have been prepared by and are the responsibility of the Company’s management. The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to the preliminary estimates or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. It is possible that the Company or the Company’s independent registered public accounting firm may identify items that require the Company to make adjustments to the preliminary estimates of revenue and selling expenses set forth above and those changes could be material. Accordingly, undue reliance should not be placed on the preliminary estimates. The preliminary estimates are not necessarily indicative of any future period and should be read together with the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Forms 10-Q and 8-K.

Item 7.01.	Regulation FD Disclosure.

On August 4, 2020, the Company reported its expectations with respect to certain of its unaudited results for the three and six months period ended June 30, 2020.

The information furnished pursuant to this Current Report on Form 8-K, shall not be considered “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended, or under the Exchange Act, unless the Company expressly sets forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2020	NEWGIOCO GROUP, INC.

By: /s/ Michele Ciavarella
Name: Michele Ciavarella
Title: Chief Executive Officer